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EXHIBIT 10.2
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March 27,1998

H+N Partners
B. Edward Haun
1444 Wazee Street
Denver, Colorado 802
	Finder's Fee Letter
Gentlemen:

	This letter will serve to memorialize our agreement with respect to payment of finder's fees for your services in locating and referring a securities broker to this company for the purpose of making a private sale of securities. We intend to make a private offering of Common Stock of Media Entertainment, Inc. (the "Company"). You have agreed to use your best efforts to introduce the Company to a securities broker with the ability to offer the Company's securites, on a private placement basis, to persons qualifed as Accredited Investors, as that term is used in Rule 501 of Regulation D of the Rules of the Securities and Exchange Commission for
the purpose of their making an investment in the Company.   The total
offering is to be $800,000, and shall consist of Units of securities, each Unit consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "Warrants"). The offering price of the Units will equal the opening bid price of the Company's common stock on the NASD's OTC Electronic Bulletin Board (Symbol: MEME) on the day of execution of a Selling Agreement between the Company and a securities broker introduced by you. The exercise price of the Warrants is to be two times the offering price of the Units. The exercise period of the Warrants is to be three years from the date of their issue and they will contain standard anti-dilution provisions.

	We have agreed to pay to you (i) cash compensation equal to 5% of the funds invested in the Units and (ii) issue to you 200,000 Common Stock Purchase Warrants to purchase one share of Common Stock of the Company at an exercise price equal to $1.25 per share as to 100,000 warrants and an exercise price equal to $1.50 per share as to the remaining 100,000 warrants, with an exercise period equal to three years from the date of their issuance and they will contain standard anti-dilution provisions.
In performing your duties as a finder, you are to do no more in the process of selling the offered securities than refer one or more securities brokers to us and make introductions of them. You agree not to perform any services that would normally be performed by a licensed securities broker or dealer, as you will not be acting in the capacity of a securities broker or agent. When you have made an introduction or referred a securities broker or brokers who are capable of undertaking the subject offering, you will have performed all of the service required for you to have earned the described finder's fee, should such referred securities broker or brokers undertake and complete an offering along the lines set forth herein. You will be paid both your cash compensation and have the Warrants issued to you, at such time as the offering of securities is concluded, the investment funds are accepted by the Company and the Units offered and sold are issued to the purchasers thereof.

	 With respect to referrals and/or introductions to be made by you, you are to advise the Company in writing of the identity of such Securities Broker or Brokers. If such referred person is already known to the Company and is a securites broker with whom the Company has an existing relationship through its efforts, we will advise you on the day we receive your letter of introduction or reference, and you will not be considered a finder as to that securites broker. If we do not so advise you on the day of receipt of your advice, you will be considered a finder of such securities broker.

	If this letter properly reflects your understanding, please indicate such in the space below. We thank you for your assistance and look forward to working with you.

							Sincerely,

							/s/ David M. Loflin
							David M. Loflin
							President
ACCEPTED AND AGREED:
/s/ Bruce E. Haun
Bruce E. Haun
on behalf of H + N Partners